INVESTMENT AGREEMENT

issued by

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
A[a wholly owned subsidiary of The Prudential Insurance Company of America 280 Trumbull Street, Hartford, Connecticut 06103]

INVESTMENT AGREEMENT NUMBER: A[GA-00000]

ISSUED TO: A[Trustees of ABC Company 401(k) Plan Trust] EFFECTIVE DATE: A[January 1, 2009]
ISSUE DATE: A[January 1, 2009]

This Agreement is a group annuity contract that funds benefits for plans qualified under section B[401(a)/457] of the Internal Revenue Code and is designed to comply with state insurance department standards. Annuities are available subject to the terms of each plan. However, this Agreement does not require the purchase of annuities. This Agreement and any Participant accounts are nonassignable and nontransferable, except, with Our consent, in the event of a “qualified domestic relations order” within the meaning of section 414(p) of the Internal Revenue Code, or a loan to a Participant under the terms of the Plan.

Prudential Retirement Insurance and Annuity Company (“PRIAC”) will accept Deposits of Plan assets and pay Benefits under the terms of this Agreement. The entire Agreement between You and Us consists of the Application together with all Riders, Addenda and Schedules that We have attached to and made part of this Agreement.

PRIAC issues this Agreement in consideration of the Application and the payment of Deposits provided for under this Agreement.

Payments and values that are based on the investment experience of a separate account are not guaranteed. The operation of any separate account is described in this Agreement.

In Witness Whereof, PRIAC has executed this Agreement on the Issue Date, to take effect on the Effective Date.

A[President]
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TABLE OF CONTENTS
A[Sections of Base Agreement		Starting on Page
1	Deposits	1
2	Rollovers and Transfers Between Plan Investment Options	2
3	Distributions	3
4	Operation of the Separate Account	5
5	Operational Agreements	7
6	Termination	8
7	Miscellaneous	10
8	Annuities	12
9	Definitions	13
Expense Schedule Following Base Agreement:
Target Guaranteed Withdrawal Rider Separate Account Appendix Application]
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SECTION 1 - DEPOSITS

1.1CONTRIBUTIONS. Subject to the terms of the Plan, the Investor (“You”) will deposit Contributions that are directed for investment under this Agreement. You may reduce the amount of Contributions by Plan distributions to Participants for any contribution period.

1.2TRANSFERRED ASSETS. You will deposit amounts contributed under the terms of the Plan prior to the Effective Date of this Agreement that are directed for investment under this Agreement.

Subject to the terms of the Plan and as permitted by the Code, and subject to Our agreement to accept such transfers, You will deposit amounts transferred from other plans that are directed for investment under this Agreement. For purposes of this section, “plans” shall include any “eligible retirement plan” as defined in Code section 402(c)(8).

1.3TIMING OF DEPOSITS. You must ensure that all Deposits for investment under this Agreement are made within the time required by law.

1.4ROLLOVERS. Subject to the terms of the Plan and as permitted by the Code, and subject to Our agreement to accept such rollovers, You will deposit rollover amounts from other plans that are directed for investment under this Agreement. For purposes of this section, “plans” shall include any “eligible retirement plan” as defined in Code sections 402(c)(8).

1.5ACCEPTANCE OF DEPOSITS. We will only accept Deposits specified in the preceding paragraphs. We reserve the right to cease accepting new Deposits at any time. We also reserve the right to limit the amount of Deposit in the aggregate or during a specified time period. Any such restrictions will be communicated to You.

1.6ALLOCATION DATE FOR DEPOSITS. We will allocate Deposits as of the Valuation Date coinciding with or next following the date We receive the Deposits together with investment instructions in Good Order.

1.7VESTING. Subject to the terms of the Plan, each Participant’s interest in his/her Participant account attributable to Contributions, on his/her behalf, together with earnings credited thereto, is at all times fully vested and nonforfeitable.

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SECTION 2 – ROLLOVERS AND TRANSFERS BETWEEN PLAN INVESTMENT OPTIONS

2.1ROLLOVER. Subject to the terms of the Plan, and as permitted by the Code, a distributee may elect to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan as follows: an individual retirement account described in Code section 408(a), an individual retirement annuity described in Code section 408(b), an annuity plan described in Code sections 401(a) or 403(b), a qualified trust described in Code section 401(a), or an eligible deferred compensation plan described in Code section 457(b) which is maintained by an eligible governmental employer described in Code section 457(e)(1)(A), that accepts the distributee’s eligible rollover distribution. For Roth contributions, an eligible retirement plan is a Roth IRA, described in Code section 408A, a Roth account in another 401(k) or 403(b) plan which allows Roth contributions.

2.2AUTOMATIC ROLLOVER DISTRIBUTION. In the event of a mandatory distribution (as defined by the Plan), if a Participant does not elect to have a distribution paid directly to an eligible retirement plan, or to receive the distribution directly, the distribution will be paid to an individual retirement plan, as defined by the Plan.

2.3TRANSFERS. Subject to the terms of the Plan and applicable law, Participants may direct Transfers among Sub-accounts or between a Sub-account and any investment option made available under the Plan. We will apply any limitations described in this Agreement to these Transfers.

2.4ALLOCATION DATE FOR TRANSFERS. We will allocate Transfers as of the Valuation Date coinciding with or next following the later of:

(A)the date We receive instructions in Good Order from You or a Participant regarding the Transfer, or

(B)the effective date of the Transfer.

You and We will mutually agree on a method for submitting Transfer instructions.

2.5ACCEPTANCE OF TRANSFERS TO SUB-ACCOUNTS. We reserve the right to cease accepting new Transfers to a Sub-account(s) and transfers among Sub-accounts at any time. We also reserve the right to limit the amount of Transfers to a Sub-account(s) in the aggregate or during a specified time period. Any such restrictions will be communicated to You.

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SECTION 3 - DISTRIBUTIONS

3.1GENERAL DISTRIBUTIONS. Subject to the terms of the Plan, We will make Distributions for Benefit payments from a Sub-account(s) under this Agreement. We will apply to these Distributions any limitations described in this Agreement. We will make Distributions in the following manner:

C[(A) TRUSTEE. If the Plan has a trustee, the trustee may, but is not required to, receive all cash payments for further distribution.]

(B)AMOUNT. A Distribution may be an amount up to and including the value of Plan assets in the Separate Account on the valuation date.

C[(C) FORM. Subject to the terms of the Plan, and as instructed by You, We will make Distributions in one or a combination of the following forms:

(a)Any type of annuity that We agree in writing to provide, in accordance with the provisions of Section 8;

(b)Single sum cash payment; or

(c)A series of cash payments over a period of time. ]

While an annuity is available as a form of Distribution, We will not require You to purchase an annuity under this Agreement.

3.2DISTRIBUTIONS UPON DEATH. If a Participant dies prior to distribution of his interest in the Plan, You will approve the amount of the death benefit and advise Us of the following:

(A)the designated beneficiary(ies); and

(B)the form of benefit to be paid in accordance with the provisions of the Plan and applicable law.

3.3DEFERRED PAYMENTS. We may defer Distributions under this Section. We will not defer a Distribution for more than seven days, except:

(A)for any period (A) during which the New York Stock Exchange is closed other than customary week-end and holiday closings or (B) during which trading on the New York Stock Exchange is restricted;

(B)for any period during which an emergency exists as a result of which (A) disposal of securities owned by the Separate Account is not reasonably practicable or (B) it is not reasonably practicable for the Separate Account to determine the value of its net assets; or

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A.for such other periods as the Commission may permit.

We will only defer the payment within the time permitted by applicable law.

3.4PROVISIONS NOT APPLICABLE UPON TERMINATION. With the exception of Section 3.3, the distribution provisions described in this Section 3 do not apply if the Agreement is terminated. Upon termination of this Agreement, We will apply the provisions of Section 6 along with provisions under the Target Guaranteed Withdrawal Rider.

B[3.5    LOANS. Amounts may also be distributed from this Agreement in connection with a loan to a Participant in accordance with the terms of the Plan.]

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SECTION 4 – OPERATION OF THE SEPARATE ACCOUNT

4.1.GENERAL. The assets supporting our obligations under this Annuity may be held in various accounts, depending on the obligation being supported. Assets supporting Annuity guarantees are held in our general account. Assets supporting Participant account values are held in the Separate Account, a separate account established under the laws of the State of Connecticut.
4.2.SEPARATE ACCOUNT. We are the legal owner of assets in the Separate Account. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are credited to or charged against the Separate Account in accordance with the terms of the annuities supported by such assets without regard to Our other income, gains or losses or to the income, gains or losses in any other of Our separate accounts. We will maintain assets in the Separate Account with a total market value at least equal to the reserve and other liabilities We must maintain in relation to the obligations supported by such assets. These assets may only be charged with liabilities that arise from such obligations. The Separate Account also holds assets of other contracts issued by Us with values and benefits that vary according to the investment performance of the Separate Account.
The Separate Account is registered with the Commission under the Investment Company Act of 1940 as a unit investment trust, which is a type of investment company. This does not involve any supervision by the Commission of the investment policies, management or practices of the Separate Account.
The Separate Account consists of Sub-accounts. Sub-accounts may invest in underlying mutual funds or portfolios. We reserve the right to change the investment policy of any or all Sub-accounts, add Sub-accounts, eliminate Sub-accounts, combine Sub-accounts, limit access to a Sub-account or to substitute underlying mutual funds or portfolios of underlying mutual funds, subject to any required regulatory approvals. Values and benefits based on deposits to the Sub-accounts will vary with the investment performance of the underlying mutual fund or fund portfolios, as applicable. We do not guarantee the investment results of the Separate Account or any Sub-account.
We may from time to time change material features of, or close, certain Separate Accounts or Sub-accounts. Any changes will be made only if permitted by applicable law and regulations. Also, when required by law, we will obtain the approval of Investors and Participants of the changes and the approval of any appropriate regulatory authority.

B[For Plans subject to the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended, We will exercise our rights under this Section to substitute underlying portfolios only with the consent of the Plan fiduciary.]

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The amount of our obligations in relation to allocations to the Sub-accounts is based on the investment performance of the Sub-accounts. However, the guarantees provided under the Target Guaranteed Withdrawal Rider are our general corporate obligations.

4.3UNITS AND UNIT VALUE. The value of this Agreement’s interest in a Sub-account is measured in terms of Units of the applicable Sub-account. You are credited Units in each Sub-account in which you invest. The number of Units credited to You is determined by dividing each Deposit made on Your behalf to a Sub-account by the applicable Unit Value for the Business Day on which the Deposit is received by Us in Good Order. We determine the value of a Unit each Business Day by adding up the value of all assets held in the Sub-account, subtracting any liabilities, expenses and charges, and dividing the result by the number of units outstanding.

4.4EXPENSES. We will deduct from the Separate Account the Expenses set forth on the Expense Schedule.

4.5VOTING RIGHTS. Certain Separate Accounts hold securities that have voting rights. We normally exercise these rights. However, we reserve the right to solicit You for instruction as to how to vote some or all of the securities in these accounts.

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SECTION 5 - OPERATIONAL AGREEMENTS

5.1PLAN CHANGE OR AMENDMENT. You agreed to provide Us with reasonable advance notice of any change or amendment to the Plan.

5.2PLAN OPERATION. You will ensure that the Plan operates in compliance with all applicable laws and regulations.

5.3INFORMATION. You will submit all information necessary to process Deposits, Transfers, and Distributions as frequently as You and We mutually agree.

You will properly authorize and promptly forward any information required by Us to meet an obligation under this Agreement. In addition, upon Our request, You will promptly forward any information required by Us to ensure compliance with the provisions of Section 2.3.

As proof of death, We may require a copy of the death certificate, a physician’s written statement certifying the death of the decedent, a copy of a certified decree of a court of competent jurisdiction as to the finding of death, or any other reasonable evidence.

5.4REPORTS. We will provide You with reports of activity under this Agreement as frequently as You and We mutually agree.

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SECTION 6 - TERMINATION

6.1TERMINATION. We will terminate this Agreement under the following circumstances:

(A)The Plan is terminated, or You notify Us in writing that the Agreement will be terminated; or

(B)We notify You in writing that the Agreement will be terminated because You have materially breached this Agreement, and You have failed to cure such breach after We have given you a reasonable opportunity to do so; or

(C)We determine that the class of business to which this Agreement belongs is no longer commercially desirable and We notify all investors of this class of business in writing that the agreements will be terminated.

6.2TERMINATION DATE. The Termination Date is the first day of the month coinciding with or next following (i) the later of the date You specify in your notice pursuant to Section 6.1(A) or the date We receive such notice, (ii) D[thirty (30) days] after the later of the date We specify in Our notice to You pursuant to Section(s) 6.1(B) or 6.1(C) or the date We send the notice. Upon termination of the Agreement, We will no longer accept Deposits under the Agreement as of the Termination Date.

6.3TERMINATION DISBURSEMENT DATE. You may, in conjunction with the a termination of the Agreement, direct the Distribution of amounts allocated to the Separate Account to You or an institution or account You designate. Subject to the exceptions described in Section 3.3, We will usually pay the entire balance allocated to the Separate Account within seven Business Days after receipt of a Good Order request for a Distribution upon termination of the Agreement. The date of this payment is the Termination Disbursement Date. On the Termination Payment Date, all guarantees provided under the Agreement, including guarantees described in the Target Guaranteed Withdrawal Rider, end with no value.

6.4TERMINATION DISBURSEMENT INSTRUCTIONS. On the Termination Disbursement Date, We will disburse, or begin to disburse all assets held under this Agreement. Any limitations under this Agreement will apply to these Termination Disbursements. We will disburse all assets from the Separate Account as follows:

(A)If a new funding agent is selected, You may direct Us to transfer the assets to the Plan’s trustees or new funding agent. You or another authorized Plan representative must give Us written instructions regarding the Termination Disbursement. We may also require that You or another authorized Plan representative provide Us with written confirmation that the Plan will continue to meet the requirements of Code section B[401(a)/457].

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(B)If the Internal Revenue Service determines that the Plan initially fails to meet the requirements of Code section B[401(a)/457], We will disburse the Plan assets in a single sum cash payment.

(C)If the Plan is terminated or the Internal Revenue Service determines that the Plan no longer meets the requirements of Code section B[401(a)/457], We will disburse the Plan assets as You and We mutually agree. C[If government approval is required, We may require that You or another authorized Plan representative provide Us with written confirmation that the B[Plan Sponsor] has received any required government approval before We disburse the assets.]

6.5EFFECT OF TERMINATION. Deposits and Transfers into the Separate Account will not be permitted on or after the Termination Date, unless we agree otherwise. Previously purchased annuities under Section 8 will continue to be paid according to their terms. If a Termination Disbursement is not made in accordance with Section 6.4, then Distributions, including the purchase of new annuities under Section 8 and guaranteed withdrawals under the Target Guaranteed Withdrawal Rider, may continue to be made. If a Termination Disbursement is made, then this Agreement will end with no further value. Distributions and guarantees are subject to any limitations, restrictions and adjustments described in this Agreement.

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SECTION 7 - MISCELLANEOUS

7.1You will address all communications in writing (by first class mail, postage prepaid) or as You and We mutually agree.

You will submit communications to Us at the following address:

A[Defined Contribution Administration Prudential Retirement
Prudential Retirement Insurance and Annuity Company
P.O. Box 2975 Hartford, CT 06104]

We will submit communications to You at the Investor’s principal place of business or as
You and We mutually agree.

For information and assistance, You may contact Us at Our toll-free number: H[877-778- 2100].

7.2You and We (including any entity which may succeed Us or any entity to which this Agreement may be assigned) are obligated to comply with all terms of this Agreement unless the State of Connecticut determines that We have ceased doing this type of business.

7.3A Distribution or Termination Disbursement payable to any Participant or beneficiary is only assignable if the law allows it. All Distributions or Termination Disbursements are exempt from the claims of creditors to the extent the law permits.

7.4We agree only to the provisions of this Agreement and We are not a fiduciary or party to, and are not bound by, any trust or plan. We are not responsible for the effect of any state or Federal revenue law on any Contribution made under the Plan.

7.5You release Us from any liability for any payments that We made under this Agreement and in accordance with the terms of the Plan and applicable law.

7.6We may rely conclusively on reports, notices, requests and other information submitted by You, the Investor’s designated representative, a Participant or a beneficiary.

C[7.7    We will notify You upon becoming aware that any premium tax will be assessed on amounts deposited under this Agreement. We may deduct this tax and any interest due on this tax from Deposits or from Plan assets held under this Agreement.]

7.8In applying for the Agreement, You will select the Sub-accounts that will be offered as investment options under this Agreement.

7.9Any change to this Agreement will be subject to the following provisions:

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(A)No change will affect the amount or terms of any annuity purchased prior to the effective date of such change.
(B)To the extent permitted by law, any change to this Agreement may be made without notice to or the consent of any Participant, beneficiary or annuitant.
(C)We may, at any time, revise the provisions of this Agreement if the revision is required to comply with Code section B[401(a)/457], or any applicable law or regulation issued by a governmental agency. If required by law, the revision will be retroactive.
(D)We may annually review and revise the provisions of this Agreement unless otherwise provided in the Agreement. We will provide You D[ninety (90)] days advance written notice before We revise the provisions of the Agreement. Upon receiving the advance written notice, You may elect to terminate the Agreement under the provisions of Section 6.

7.10E[The laws of the State of Connecticut govern this Agreement except where its provisions may be superseded by the laws of its state of issuance.]

7.11The singular includes the plural and the masculine or feminine pronoun includes both the masculine and feminine gender unless the context indicates otherwise.

7.12Two or more duplicate originals of this Agreement constitute one and the same instrument. The entire Agreement between You and Us consists of the Application together with all Riders, Addenda and Schedules that We have attached to and made part of this Agreement.

7.13If any payment due hereunder by PRIAC is otherwise due to be paid on a date when PRIAC is closed for business, We will make such payment on Our next normal business day.

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SECTION 8 - ANNUITIES

8.1You may, but are not required to, purchase an annuity under this Agreement. We will reduce the amount We apply to purchase an annuity by any amount necessary to pay applicable taxes and/or annuity purchase fees. We will provide any retirement annuity based on Our existing business practices and rates then in effect for agreements in the same class of business as this Agreement.

8.2We may require proof that the recipient of annuity payments is living as of each and every date on which any annuity payment becomes payable. We may withhold payments until We receive the requested proof.

8.3We will issue an individual certificate to each Participant for whom an annuity is purchased. C[Also, if the state where We issue this Agreement requires, We will issue a certificate to each Participant contributing to the Plan.] Any certificate issued will not cancel or alter any terms of this Agreement.

8.4If We discover that the annuitant’s age or any other fact pertaining to the purchase or determination of an annuity amount was misstated, or We discover a clerical error, We will make the following adjustments:

(A)We will correct the amount of annuity payable retroactively to the date We purchased the annuity;

(B)We will deduct any overpayments resulting from misstatements or errors from amounts payable following the correction of the annuity amount;

(C)We will pay any underpayments resulting from misstatements or errors in full with the next payment following the correction of the annuity amount.

8.5F[We guarantee that We will purchase annuities on an actuarial basis that is at least equal to the following actuarial basis for a fixed annuity.

•Form of Annuity: 100% Fixed Life Annuity
Actuarial Assumptions: Mortality - 1950 Male Group Annuity Valuation Table, with age setback of 4.8 years plus one-fifth of the number of years from 1895 to the annuitant’s year of birth; Interest - 2%; Loading – 8.25%.

We will review this guaranteed actuarial basis annually and may change it after We give ninety (90) days advance written notice to You. We may only change the guaranteed actuarial basis following the first twelve (12) months after the Agreement's Effective Date. We may only change it once in any twelve (12) month period unless You and We agree in writing to make an exception.]

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SECTION 9 – DEFINITIONS

“Agreement” is the entire Investment Agreement, including the base Agreement, Target
Guaranteed Withdrawal Rider, Expense Schedule, Separate Account Appendix and Application.
“Base Agreement” includes Sections 1 through 8 and the Expense Schedule.
“Benefit” is any payment to which a Participant is entitled under the terms of the Plan. “Business Day” means a day on which the New York Stock Exchange is open for business. A
Business Day ends as of the close of trading on the New York Stock Exchange (generally 4:00
p.m. Eastern Time). Our Business Day may close earlier than 4:00 p.m. Eastern Time, for example, if regular trading on the New York Stock Exchange closes early.
“PRIAC” is Prudential Retirement Insurance and Annuity Company.
“Code” is the Internal Revenue Code of A[1986], as amended from time to time.
“Commission” means the United States Securities and Exchange Commission.
“Contract Value” means the amount equal to the dollar value of all Units in the Sub-accounts in which You invest.
“Contract Year” means each year ending on the anniversary of the Effective Date of this
Agreement.
“Contributions” are amounts contributed under the terms of the Plan on or after the Effective Date of this Agreement.
“Deposits” are Contributions, Transferred Assets and Rollovers described in Section 1. “Distributions” are withdrawals for Benefit payments described in Section 3.
B[“ERISA” is the Employee Retirement Income Security Act of 1974, as amended.]
“Expenses” are expenses and charges described in the Expense Schedule.
“Good Order” means sufficiently clear instruction received by Us on a Business Day before the close of business which utilizes the applicable forms, and reflects the necessary signatures and dates required to ensure there is no need to exercise any discretion to follow such instruction.
“Investment Agreement” is a group annuity contract, A[GA-XXXX,] issued by PRIAC.
“Investor” is A[Trustees of ABC Company Annuity Plan], the B[Plan Sponsor], or any person designated by the Investor or the B[Plan Sponsor] to carry out its administrative functions.
“Participant” is an individual having an account under the Plan.
“Plan” is B[A[ABC Company 401(k) Plan], as adopted by the B[Plan Sponsor], effective MM/DD/YYYY, as constituted on the Effective Date of this Agreement, and as amended from time to time. ]
B[“Plan Sponsor” is the entity sponsoring the Plan.]

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“Separate Account” is PRIAC Variable Contract Account A, a separate account of PRIAC.
“Sub-account” is a division of the Separate Account that invests in an underlying mutual fund or portfolio. Available Sub-accounts are shown in Separate Account Appendix.
“Termination Disbursements” are amounts payable from an investment vehicle(s) under this Agreement upon termination of this Agreement as described in Section 6.
“Transfers” are Participant-directed transfers (described in Section 2.3) between Plan investment options.
“Unit” is the proportional interest in Sub-account assets as described in Section 4.3.
“Unit Value” the dollar value of interest in a Sub-account as described in Section 4.3.
“Valuation Date” means a Business Day on which we determine a Unit Value. “You” refers to the Investor.
“We”, "Our" or “Us” refers to PRIAC.

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G[EXPENSE SCHEDULE
Separate Account Expenses

Transaction Expenses

Transfer Fee	Each Transfer after 12 in a Contract Year.	Up to a maximum of $30 per Transfer.
Premium Tax Charge	Charge for premium taxes imposed on Us.	Up to a maximum of 3.5% of Contract Value.

Periodic Account Expenses.

The table below states the maximum charges. These charges are deducted daily from the assets in each Sub-account. We may impose lower charges for certain classes of Investors, where due to economies of scale and other factors, Our costs are reduced. We will not discriminate unfairly between Investors when we reduce charges. These charges are in addition to management and operating expense of underlying mutual funds.

Annual Contract Fee		Up to $150 per Contract Year.
Insurance and Administrative Charge
As a percentage of average daily net assets of the Sub- accounts. We reserve the right to increase this fee, up to the maximum. We may apply any increase to new Deposits and Transfers and/or existing balances in the Sub-accounts.
Up to 1.50%.
IncomeFlex Target Benefit – Guaranteed Fee	As a percentage of average daily net assets of the Sub- accounts. We reserve the right to increase this fee, up to the maximum, as provided in the Target Guaranteed Withdrawal Rider.	Up to 1.50%.
1

Other Expenses

We pay company income taxes on the taxable corporate earnings created by this Separate Account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the Contract. We will periodically review the issue of charging for these taxes and may impose a charge in the future. It is our current practice not to deduct a charge for the federal tax associated with deferred acquisition costs paid by Us that are based on Deposits. However, we reserve the right to charge for this tax in the future.]
2

TARGET GUARANTEED WITHDRAWAL RIDER

SECTION 1. DEFINITIONS

Capitalized terms not defined herein shall have the meaning given to them in the Agreement. Notwithstanding any other provisions of this Agreement, for purposes of this Rider the following definitions shall apply:

1.A[ANNUAL GUARANTEED WITHDRAWAL AMOUNT]. For each Year, the amount We guarantee will be available as a Guaranteed Withdrawal on and after the Guaranteed Withdrawal Lock-In Date. On the Guaranteed Withdrawal Lock-In Date, such amount is equal to the product of the Guaranteed Withdrawal Percentage and the Income Base. If the Guaranteed Withdrawal Lock-In Date is not on the Participant’s Birthday, the A[Annual Guaranteed Withdrawal Amount] available between the Guaranteed Withdrawal Lock-In Date and the Participant’s next Birthday will be reduced by the percentage equivalent to the ratio of (i) the number of days since the Participant’s last Birthday and (ii) 365 days. The A[Annual Guaranteed Withdrawal Amount] may be increased or decreased in the manner set forth in Section 3 of this Rider. If the entire A[Annual Guaranteed Withdrawal Amount] is not taken as a Withdrawal within any Year, the portion of the A[Annual Guaranteed Withdrawal Amount] not taken as a Withdrawal shall expire and will not increase the A[Annual Guaranteed Withdrawal Amount] for any subsequent Year.

The A[Annual Guaranteed Withdrawal Amount] shall not be greater than C[$287,500] or less than
C[$250].

2.BIRTHDAY. The anniversary of the date of birth of the Participant or, if such date is not a Valuation Date, the Valuation Date immediately preceding such date.

3.CODE. The Internal Revenue Code of 1986, as amended from time to time.

4.CONTRIBUTIONS. Amounts contributed under the terms of the Plan after the date this Rider becomes part of the Agreement that is allocated to an Eligible Investment for the benefit of a Participant.

5.DEPOSITS. The initial amount of Contributions, Transferred Assets or Rollovers that are allocated to an Eligible Investment for the benefit of a Participant B[or Eligible Spouse.]

6.ELIGIBLE INVESTMENT. One of the Sub-account portfolios We require to be used to receive Our guarantees under this Rider.

B[7.    ELIGIBLE SPOUSE. A Spouse who is eligible to receive a Spousal Benefit and for whom a Participant has elected to receive a Spousal Benefit, in each case in accordance with this Rider, including the terms and conditions of Section 5.]

8.EXCESS WITHDRAWAL. The aggregate amount of Withdrawals in any Year in excess of the A[Annual Guaranteed Withdrawal Amount] for that Year other than: (1) certain Withdrawals to comply with the requirements of Section 401(a)(9) of the Code as set forth in Section 12.3 of this Rider, and (2) any Agreement related Expenses described in Section 7.3 of this Rider. Excess Withdrawals in any Year are not reduced by the amount of any subsequent Deposits or Transfers allocated to an Eligible Investment during such Year.

9.GUARANTEE FEE. The fee described in Section 7.1 of this Rider charged for Our guarantees under this Rider.

10.GUARANTEED WITHDRAWAL. For each Year, any amount(s) taken as a Withdrawal after the Guaranteed Withdrawal Lock-In Date pursuant to this Rider that:

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a.in the aggregate do not exceed the A[Annual Guaranteed Withdrawal Amount]; and
b.represents either a Withdrawal or an amount paid by Us from Our general account.

11.GUARANTEED WITHDRAWAL ACCOUNT. A record keeping account established for each Participant under this Rider to track data relevant to Our guarantees under this Rider.

12.GUARANTEED WITHDRAWAL LOCK-IN DATE. The date as of which an A[Annual Guaranteed Withdrawal Amount] for the benefit of a Participant B[or an Eligible Spouse] is established. Such date shall be the date elected by the Participant B[, Eligible Spouse] or such other person or entity specified in the Plan.

A Guaranteed Withdrawal Lock-In Date may not be earlier than the date the Participant attains age C[55]. B[A Spouse is not eligible to receive the Spousal Benefit under Section 5, unless both the Participant and the Spouse have attained age C[55] on the Guaranteed Withdrawal Lock-In Date.] The election of a Guaranteed Withdrawal Lock-In Date cannot be revoked.

13.GUARANTEED WITHDRAWAL MARKET VALUE. On each Valuation Date, the aggregate value of the Participant’s B[or the Eligible Spouse’s] interest in the Eligible Investments as determined in accordance with the documents governing the Eligible Investments.

14.GUARANTEED WITHDRAWAL PERCENTAGE. The percentage of an Income Base that may be taken as a Guaranteed Withdrawal each Year without reducing the A[Annual Guaranteed Withdrawal Amount] B[. If the Spousal Benefit under Section 5 is not elected at the Guaranteed Withdrawal Lock-In Date, then the Guaranteed Withdrawal Percentage shall be determined] as follows:

Participant Age on Guaranteed Withdrawal Lock- In Date	Guaranteed Withdrawal Percentage B[without Spousal Benefit]
C[Age 55-64	C[4.25%
Age 65-69	5.00%
Age 70+]	5.75%]
B[If the Spousal Benefit under Section 5 is elected at the Guaranteed Withdrawal Lock-In Date, then the Guaranteed Withdrawal Percentage shall be determined as follows:]

B[If the Spouse is eligible to receive the Spousal Benefit under Section 5, and the Spouse is younger than the Participant, the Guaranteed Withdrawal Percentage will be determined by using the Spouse’s age, instead of the Participant’s, on the Participant’s Guaranteed Withdrawal Lock-In Date. ]
B[

Lower Age of Eligible Spouse or Participant on Guaranteed Withdrawal Lock-In Date	Guaranteed Withdrawal Percentage with Spousal Benefit
C[Age 55-64	C[3.75%
Age 65-69	4.50%
Age 70+]	5.25%]
]
B[15. HIGHEST BIRTHDAY VALUE. The Guaranteed Withdrawal Market Value on the Start Date, and thereafter the highest Guaranteed Withdrawal Market Value as of each of a Participant’s Birthdays after the Start Date until the Valuation Date immediately prior to the Guaranteed Withdrawal Lock-In Date.

Each Highest Birthday Value attained is increased by the initial amount of each subsequent Deposit or Transfer allocated to an Eligible Investment.

Each Withdrawal before the Guaranteed Withdrawal Lock-In Date will reduce the then current Highest

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Birthday Value by the percentage equivalent to the ratio of (i) the Withdrawal and (ii) the Guaranteed Withdrawal Market Value on the Valuation Date of the Withdrawal before the Guaranteed Withdrawal Market Value is reduced by the amount of the Withdrawal. If such reduction occurs, then any subsequent increase or decrease in the Highest Birthday Value shall be from the reduced Highest Birthday Value.

If the Participant dies before the Guaranteed Withdrawal Lock-In Date, the Highest Birthday Value is reset to equal zero and any Spouse of the Participant on the date of death named as E[sole] beneficiary of such Participant shall have the rights specified in Section 6.2.

After the Guaranteed Withdrawal Lock-In Date, the Highest Birthday Value terminates and is not used in determining the Income Base.]

16.INCOME BASE. Prior to the Guaranteed Withdrawal Lock-In Date, on each Valuation Date the Income Base of a Participant B[or Eligible Spouse] equals the B[Highest Birthday Value] A & B[Roll-Up Value] B[greater of the Highest Birthday Value and the A& B[Roll-Up Value]] as of the Valuation Date immediately prior. Prior to the Guaranteed Withdrawal Lock-In Date, the Income Base is determined only for reference.

On the Guaranteed Withdrawal Lock-In Date, the Income Base of a Participant B[or Eligible Spouse] equals the B[greatest/greater] of his or her:

a.Guaranteed Withdrawal Market Value;
b.A & B[Roll-Up Value;] or
c.B[Highest Birthday Value]

on the Valuation Date immediately prior to his or her Guaranteed Withdrawal Lock-In Date.
Thereafter, the Income Base may be increased or decreased in the manner set forth in Section 3 of this Rider.

The Income Base shall not be greater than C[$5,000,000].

17.RIDER. This Guaranteed Withdrawal Rider that is a part of the Agreement.

18.ROLLOVERS. Amounts contributed to the Plan under Code Sections 403(b), 402(c), 403(a)(4) or 408(d)(3)(A)(ii).

B[19. A[ROLL-UP VALUE]. The A[Roll-Up Value] of a Participant B[or Eligible Spouse] equals the sum of all Deposits or Transfers allocated to an Eligible Investment for his or her benefit, but not earnings, gains or losses thereon, compounded at an annual effective rate of C[3] % from the date of the Deposit or Transfer until the Valuation Date immediately prior to the Guaranteed Withdrawal Lock-In Date.

Each Withdrawal or Transfer from an Eligible Investment before the Guaranteed Withdrawal Lock-In Date will reduce the A[Roll-Up Value] by the percentage equivalent to the ratio of (i) the amount of the Withdrawal and (ii) the Guaranteed Withdrawal Market Value on the Valuation Date of the Withdrawal before the Guaranteed Withdrawal Market Value is reduced by the amount of the Withdrawal. If such reduction occurs, then any subsequent increase or decrease of the A[Roll-Up Value] shall be from the reduced A[Roll-Up Value].

If the Participant dies before the Guaranteed Withdrawal Lock-In Date, the A[Roll-Up Value] is reset to equal zero and any Spouse of the Participant on the date of death named as E[sole] beneficiary of such Participant shall have the rights specified in Section 6.2.

After the Guaranteed Withdrawal Lock-In Date, the A[Roll-Up Value] terminates and is not used in determining the Income Base.]

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B[20. SPOUSE. For purposes of this Rider, Spouse shall mean, at the times specified in this Rider:

a.the person to whom a Participant is legally married, determined under applicable state law; or

b.the person with whom a Participant has a legal civil union partnership, recognized under applicable state law.]

B[21. SPOUSAL BENEFIT. An optional benefit described in Section 5 of this Rider.]

22.START DATE. The date on which a Guaranteed Withdrawal Account is established for a Participant. This date shall be the date of the first allocation to an Eligible Investment on behalf of the Participant. If after the Start Date and before any Guaranteed Withdrawal Lock-In Date, the Guaranteed Withdrawal Market Value is equal to $0.00, then any subsequent permitted allocation to an Eligible Investment on behalf of a Participant shall create a new Start Date.
23.STEP-UP AMOUNT. The excess, if any, of (a) over (b), determined annually as of the Step-Up Date, where:

a.is the Guaranteed Withdrawal Market Value; and
b.is the Income Base.

24.STEP-UP DATE. After the Guaranteed Withdrawal Lock-In Date, each Valuation Date that immediately precedes the Participant’s Birthday.
25.TRANSFER. The initial amount that is transferred from another Plan investment option to an Eligible Investment for the benefit of a Participant B[or Eligible Spouse], other than amounts that are exchanged between Eligible Investments.

26.TRANSFERRED ASSETS. Amounts contributed under the terms of the Plan prior to this Rider becoming part of the Agreement or that are transferred to the Plan directly from another plan that meets the requirements of Code Section F[401(a)/457] other than Rollovers.

27.VALUATION DATE. A Valuation Date will occur on each day that We are open for business and an orderly financial market exists for investment transactions. We base all transactions processed on a Valuation Date as of the close of the financial market’s business day.

28.WE, OUR OR US. Prudential Retirement Insurance and Annuity Company.

29.WITHDRAWAL. The amount withdrawn for any reason from an Eligible Investment for the benefit of a Participant B[or Eligible Spouse] that is eligible for Our guarantees under this Rider. A Withdrawal does not include amounts that are exchanged between Eligible Investments.

30.YEAR. A “Year” for a Participant B[or Eligible Spouse] begins on the Participant’s Birthday and ends on the day preceding the Participant’s next Birthday.

31.YOU OR YOUR. The person(s) or entity to which the Agreement is issued, entity sponsoring the Plan or any person(s) delegated by either to perform functions on his, her or its behalf.

SECTION 2. GUARANTEED WITHDRAWALS

2.1.Guaranteed Withdrawals. We guarantee that Guaranteed Withdrawals may be taken each Year, in an amount equal to the A[Annual Guaranteed Withdrawal Amount], starting at the Guaranteed Withdrawal Lock-

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In Date until the Participant’s death. B[If the Spousal Benefit is elected, We guarantee that Guaranteed Withdrawals may be taken each Year after the Participant’s death until the Eligible Spouse’s death as described in Section 5 of this Rider.]

2.2.Guaranteed Withdrawals When the Guaranteed Withdrawal Market Value Reaches Zero. Subject to Section 8, if the Guaranteed Withdrawal Market Value is $0.00 and the A[Annual Guaranteed Withdrawal Amount]is greater than $0.00 on or after the Guaranteed Withdrawal Lock-In Date, We will make one or more payments each Year from Our general account that in the aggregate with any Guaranteed Withdrawal taken during such Year from an Eligible Investment shall equal the A[Annual Guaranteed Withdrawal Amount]. Any payment from Our general account will be made in one or more payments and:

a.credited to a Plan investment option other than an Eligible Investment for the benefit of the Participant B[or Eligible Spouse]; or
b.paid as a Distribution

in accordance with the direction We receive. However, in the Year We first make payments from Our general account, if the aggregate amount of the payments expected to be made from Our general account during that Year is less than the A[Annual Guaranteed Withdrawal Amount], then We reserve the right to make a single payment of such aggregate amount.

Also, no subsequent Deposits or Transfers to an Eligible Investment will be permitted.

SECTION 3. ADJUSTMENTS TO THE INCOME BASE AND A[ANNUAL GUARANTEED WITHDRAWAL AMOUNT] AFTER THE GUARANTEED WITHDRAWAL LOCK-IN DATE

3.1.Income Base and A[Annual Guaranteed Withdrawal Amount] Increased following Deposits or Transfers. If a Deposit or Transfer is allocated to an Eligible Investment after the Guaranteed Withdrawal Lock-In Date, the Income Base will increase by the initial amount of such Deposit or Transfer.

If the Income Base is increased by a Deposit or Transfer, then the A[Annual Guaranteed Withdrawal Amount] immediately will increase by an amount equal to the product of (i) the Guaranteed Withdrawal Percentage and
(ii) the amount of the increase in the Income Base. If such Deposit or Transfer is made in the Year in which the Guaranteed Withdrawal Lock-In Date is elected and is not allocated on the Participant’s Birthday, then solely in the Year such Deposit or Transfer is allocated the amount described in the preceding sentence shall be reduced by the percentage equivalent to the ratio of (i) the number of days in the Year since the Participant’s last Birthday and (ii) 365 days.

The additional amount of the A[Annual Guaranteed Withdrawal Amount] may, but is not required to, be taken as a Guaranteed Withdrawal in the Year in which the A[Annual Guaranteed Withdrawal Amount] is increased or later Years.

If an Excess Withdrawal has been taken in the Year of such Deposit or Transfer, any increase in the A[Annual Guaranteed Withdrawal Amount] will not be effective until the following Year. If the entire A[Annual Guaranteed Withdrawal Amount] is not taken as a Withdrawal within any Year, the portion of the A[Annual Guaranteed Withdrawal Amount] not taken as a Withdrawal shall expire and will not increase the A[Annual Guaranteed Withdrawal Amount] for any subsequent Year.

3.2.Income Base and A[Annual Guaranteed Withdrawal Amount] Increased following Step-Up. On each of the Participant’s Birthdays after the Guaranteed Withdrawal Lock-In Date, the Income Base may be increased by any Step-Up Amount. If the Income Base is increased by the Step-Up Amount, then the A[Annual Guaranteed Withdrawal Amount] immediately will increase by the amount equal to the product of (a) the

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Guaranteed Withdrawal Percentage, and (b) the amount of the increase in the Income Base. The additional amount may, but is not required to, be taken as a Guaranteed Withdrawal in the Year in which the A[Annual Guaranteed Withdrawal Amount] is increased. If the entire A[Annual Guaranteed Withdrawal Amount] is not taken as a Withdrawal within any Year, the portion of the A[Annual Guaranteed Withdrawal Amount] not taken as a Withdrawal shall expire and will not increase the A[Annual Guaranteed Withdrawal Amount] for any subsequent Year.

If the Income Base will be increased by the Step-Up Amount and if We have not provided the Participant B[or Eligible Spouse] with a notice pursuant to Section 7.1 to the effect that a higher Guarantee Fee will apply to subsequent Deposits or Transfers, then the Income Base will be increased automatically.

If the Income Base will be increased by the Step-Up Amount and if We have provided the Participant B[or Eligible Spouse] with a notice pursuant to Section 7.1 to the effect that a higher Guarantee Fee will apply to subsequent Deposits and Transfers, then the Income Base will be increased by the amount of the Step-Up Amount and the higher Guarantee Fee will apply to the entire Guaranteed Withdrawal Market Value, unless the Participant B[or Eligible Spouse] affirmatively elects otherwise pursuant to the next paragraph.

We will provide D[ninety (90)] days notice to the Participant B[or Eligible Spouse] stating his or her eligibility for the increase in the Income Base and that by accepting the Step-Up Amount he or she will pay an increased Guarantee Fee on the entire Guaranteed Withdrawal Market Value. Unless We are notified in writing by the end of such D[ninety (90)] day period that the Step-Up Amount and any resulting increase in the Guarantee Fee is rejected, the Step-Up Amount and the increased Guarantee Fee shall be considered accepted.
Notwithstanding any other provision of this Rider, during such D[ninety (90)] day period, We may require a direction for a Withdrawal or Transfer from an Eligible Investment that will result in a decrease in the Participant’s B[or Eligible Spouse’s] Guaranteed Withdrawal Market Value must also specify whether the increased Guarantee Fee is accepted or rejected.

The rejection of a Step-Up Amount does not affect the Participant’s B[or Eligible Spouse’s] eligibility for subsequent Step-Up Amounts.

3.3.Income Base and A[Annual Guaranteed Withdrawal Amount] Decreased By Excess Withdrawals. If an Excess Withdrawal is taken in a Year, the Income Base will be decreased by the percentage equivalent to the ratio of (i) the amount of the Excess Withdrawal and (ii) the Guaranteed Withdrawal Market Value as of the Valuation Date of the Excess Withdrawal without reduction for the amount of the Excess Withdrawal.

If an Excess Withdrawal reduces the Income Base, then the A[Annual Guaranteed Withdrawal Amount] immediately will decrease by the amount equal to the product of (a) the Guaranteed Withdrawal Percentage, and (b) the amount of the decrease in the Income Base.

SECTION 4. WITHDRAWALS

4.1.Withdrawals Not Required. Withdrawals are not required at any time other than to comply with the terms of the Plan or the Code.

4.2.Frequency of Withdrawals. Withdrawals may be taken in such amounts and frequency as permitted under the Plan and the Agreement.

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B[SECTION 5. SPOUSAL BENEFIT]
B[If the Spouse is the Participant’s E[sole] beneficiary under the Plan on the date the Participant’s Guaranteed Withdrawal Lock-In Date is elected, as part of that election an irrevocable election may also be made to have the A[Annual Guaranteed Withdrawal Amount] continue to be available after the Participant’s death as Guaranteed Withdrawals during the life of the Spouse. The A[Annual Guaranteed Withdrawal Amount] will not be available after the Participant’s death if, on the date of the Participant’s death:

a.the Spouse on the date of such election has died;
b.the Participant’s Spouse on the date of such election is no longer the Participant’s Spouse; or
c.the Spouse is not the Participant’s beneficiary under the Plan.

The election under this Section 5.1 may not be made prior to the date both the Participant and the Spouse have attained age C[55]. Upon the Eligible Spouse’s death, any A[Annual Guaranteed Withdrawal Amount] will cease to be available and any Guaranteed Withdrawal Market Value shall be payable pursuant to Section 6.1 of this Rider.

Any amounts remaining in the Plan following the death of the Participant must be distributed in accordance with the terms of the Plan and the Code. Where the Spouse is the Participant’s civil union partner, provisions of the Code or the Plan may prevent the Spouse from remaining in the Plan or may affect the form and timing of distributions from the Plan.]

SECTION 6. PAYMENTS UPON DEATH

6.1.Eligible Investments. Except as provided in Section 6.2, for each Eligible Investment, upon the later of the death of the Participant B[or, if applicable, the Eligible Spouse,] Our guarantees under this Rider shall expire with no further value, and the value of the Eligible Investment, determined in accordance with the documents governing such Eligible Investment, will be paid as provided in the Plan.

6.2.Spousal Beneficiary. If the Participant dies B[before his or her Guaranteed Withdrawal Lock-In Date, or after his or her Guaranteed Withdrawal Lock-In Date, but without having elected the Spousal Benefit, ] and if the Spouse is the Participant’s beneficiary under the terms of the Plan on the date of the Participant’s death, then, subject to the terms of the Plan and the Code, the amounts invested in Eligible Investments for the behalf of such surviving Spouse may remain invested in one or more Eligible Investments subject to the following.

All of Our guarantees under this Rider for the benefit of the Participant immediately shall expire with no value and the A&B[Roll-Up Value and] B[Highest Birthday Value] shall be reset to zero. The value of any amounts currently invested in Eligible Investments for the benefit of the surviving Spouse, in accordance with the documents governing such Eligible Investments shall be deemed a new Deposit to such Eligible Investments for the benefit of the surviving Spouse, creating a new Start Date. On this new Start Date, the Income Base shall be reset to equal the then current Guaranteed Withdrawal Market Value. Thereafter, for purposes of this Rider only, the Spouse shall have the rights of a “Participant” and the Spouse’s date of birth shall be used to determine the Birthday.

Any amounts remaining in the Plan following the death of the Participant must be distributed in accordance with the terms of the Plan and the Code. Where the Spouse is the Participant’s civil union, provisions of the Code or the Plan may prevent the Spouse from remaining in the Plan or may affect the form and timing of distributions from the Plan.

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SECTION 7. FEES.

7.1Guarantee Fee. The Guarantee Fee is the product of (i) the Guaranteed Withdrawal Market Value and
(ii) the current annual rate not to exceed the maximum annual rate of G[1.50%].

We deduct the Guarantee Fee from the Participant’s B[or Eligible Spouse’s] interest in each Eligible Investment to determine the Guaranteed Withdrawal Market Value.

We reserve the right to change the Guarantee Fee by providing D[ninety (90)] days advance written notice of such change. If We make such a change, the changed Guarantee Fee will only apply to Deposits or Transfers allocated to an Eligible Investment on and after the effective date of such change, except as provided in Section 3.2 of this Rider.

7.2.Investment Management Fees and Expenses. Eligible Investments impose fees and expenses. Those fees and expenses are deducted from the value of Eligible Investments in accordance with the documents governing the Eligible Investments.

7.3.Agreement-related Expenses. If the Agreement’s Expense Schedule provides for the deduction of any expenses or charges described in the Expense Schedule, We deduct those expenses or charges from the Participant’s B[or Eligible Spouse’s] interest in the Eligible Investments.

SECTION 8. TERMINATION OR DISCONTINUANCE

8.1.Termination of Participant’s B[or Eligible Spouse’s] Benefit. No further benefits will be provided to the Participant B[or Eligible Spouse] under this Rider if:

a.No amounts are allocated to Eligible Investments for the benefit of the Participant B[or Eligible Spouse] and the Income Base equals $0.00; or
b.Pursuant to the terms of the Plan or the Code, the Plan is required to distribute the Participant’s
B[or Eligible Spouse’s] entire interest in the Plan.

8.2.Plan Termination or Discontinuance of Deposits and Transfers. You may elect at any time to not permit additional allocations to Eligible Investments. Any such election shall not affect Our guarantees with regard to amounts allocated to Eligible Investments on the date You make such election unless You make the election in the next sentence. Under such terms as We may require, You may discontinue this Rider at any time and direct Us to transfer the market value of amounts allocated to Eligible Investments for the benefit of each Participant B[or Eligible Spouse] to another Plan investment option selected by You. In such event, each Participant’s B[or Eligible Spouse’s] Guaranteed Withdrawal Account will be cancelled and no further benefits will be provided to any Participant B[or Eligible Spouse] under this Rider.

8.3.PRIAC Termination. We reserve the right in Our sole judgment (i) to cease accepting at any time amounts for allocations to an Eligible Investment, and (ii) to not permit exchanges between Eligible Investments. We will exercise these rights in the circumstances when:

(a)Due to economic environment, capital markets, legal or regulatory framework or strategic business priorities of PRIAC, we determined that our offering Our guarantees under this Rider is no longer commercially practical or desirable, or
(b)We determine that the Eligible Investments have materially changed their holdings, strategies, investment policies or risk/return characteristics, or
(c)In connection with the termination or discontinuance of allocations to Eligible Investments by person authorized to do so, on behalf of the Plan.

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Our exercise of this right shall not affect Our guarantees with regard to amounts allocated to Eligible Investments on the effective date of Our ceasing to accept such amounts, subject to adjustments to the Guarantee Fee pursuant to Section 7.1 and the terms of this Rider.

SECTION 9. PORTABILITY OF OUR GUARANTEES

If a Participant B[or Eligible Spouse] who has amounts allocated to an Eligible Investment for his or her benefit, is eligible to receive a Distribution from the Plan, which is an “eligible rollover distribution” within the meaning of Section 402(f)(2) of the Code, then subject to availability, the Participant or B[or Eligible Spousewill have] the right to transfer all or a part of Our guarantees under this Rider to one or more contracts as described below.

If a Participant’s B[or Eligible Spouse’s] Guaranteed Withdrawal Market Value consists of either a Roth retirement plan account or a traditional retirement plan account (but not both), and if such amount is transferred to a Roth IRA contract or a traditional IRA contract, respectively, then Our guarantees under such contract will be determined in accordance with (a) and (b) below.

If a Participant’s B[or Eligible Spouse’s] Guaranteed Withdrawal Market Value consists of both a Roth retirement plan account and traditional retirement plan account, and if an amount from each such retirement account is transferred to a Roth IRA contract or a traditional IRA contract, respectively, then Our guarantees will be separately determined under each contract, in accordance with (c) below.

a.If the Participant B[or Eligible Spouse] transfers directly to such contract all of his or her Guaranteed Withdrawal Market Value under this Rider, then on the date of such transfer:

i.if the transfer occurs before the Participant’s Guaranteed Withdrawal Lock-In Date, the H[“highest birthday value” under such contract shall be the Highest Birthday Value]under this Rider; and

ii.if the transfer occurs on or after the Participant’s Guaranteed Withdrawal Lock-In Date, the “income base” and A[ “annual guaranteed withdrawal amount”] under such contract shall be the Income Base and A[Annual Guaranteed Withdrawal Amount], respectively; or

b.If the entire Guaranteed Withdrawal Market Value is not transferred directly, the Participant B[or the Eligible Spouse] may make a one-time election to transfer directly a portion of his or her Guaranteed Withdrawal Market Value to such contract. On the date of the transfer, the H[“highest birthday value” under such contract shall be the Highest Birthday Value] under this Rider, and the “income base” and A[ “annual guaranteed withdrawal amount”] under such contract shall be the Income Base and A[Annual Guaranteed Withdrawal Amount], respectively, in all cases reduced by the percentage equivalent to the ratio of (i) the amount of the Guaranteed
Withdrawal Market Value remaining after the transfer and (ii) the Guaranteed Withdrawal Market Value, all determined on the Valuation Date of such transfer.

c.If a Participant’s B[or Eligible Spouse’s] Guaranteed Withdrawal Market Value consists of a Roth retirement plan account and a traditional retirement plan account, and he or she transfers directly all of his or her Guaranteed Withdrawal Market Value under this Rider, or makes a one- time election to transfer directly a portion of his or her Guaranteed Withdrawal Market Value, to each such contract, as applicable, then on the date of such transfers:

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i.the H[“highest birthday value” under each such contract shall be the Highest Birthday Value] under the Rider, and the “income base” and A[“annual guaranteed withdrawal amount”] under each such contract shall be the Income Base and A[Annual Guaranteed Withdrawal Amount], respectively, in all cases, reduced by the percentage equivalent to the ratio of (i) the Guaranteed Withdrawal Market Value less the amount transferred to each such contract, and (ii) the Guaranteed Withdrawal Market Value, all determined on the Valuation Date of such transfer.

Such contract(s) may contain a minimum contribution requirement and have different provisions than this Rider for Our guarantees or determining the value of Our guarantees under such contract(s). The portability described in this Section 9 is not available for amounts paid from our general account under Section 2.2.

SECTION 10. INVESTMENTS

As a condition of receiving Our guarantees under this Rider We require the use of one or more of the Eligible Investments We specify for amounts directed for investment under the Agreement. We reserve the right to change or eliminate Eligible Investments or such asset allocation models, and not accept amounts for allocation to an Eligible Investment. We will exercise this right in circumstances, including but not limited to when the Eligible Investment has materially changed their holdings, strategies, investment policies, or risk/return characteristics. We also reserve the right to not permit exchanges between Eligible Investments. We may exercise this right with respect to an Eligible Investment if We are no longer accepting amounts for allocation into the Eligible Investment.

Our exercising these rights shall apply to all Agreements in the same class of business as the Agreement. Our exercise of these rights shall not affect Our guarantees with regard to Guaranteed Withdrawal Accounts established under this Rider on the effective date of Our ceasing to accept such amounts for allocation to one or more Eligible Investments.

SECTION 11. LIMITATIONS

We reserve the right to not accept amounts for allocation to an Eligible Investment:

a.for D[ninety (90)] days after the date amounts are allocated from the same Eligible Investment, if the transaction is a Rollover or an exchange from another Plan investment option;
b.if the amount allocated is a lump sum repayment of a loan made by the Plan to the Participant;
c.if the total amount allocated to all Eligible Investments in any year is greater than C[$1,000,000] or the total amount of all allocations to all Eligible Investments is greater than C[$2,000,000];

d.if the amount allocated is for the benefit of any individual who is a Participant's beneficiary under the Plan, but ineligible for distribution of the Participant's interest under the Plan in accordance with Section 401(a)(9)(B)(iv) of the Code; or

e.If the amount is allocated for the benefit of any Plan Participant B[or Eligible Spouse] receiving payments from our general account pursuant to Section 2.2.

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SECTION 12. MISCELLANEOUS

12.1.Direction. Notwithstanding anything in this Rider to the contrary, all directions required to be given to Us under this Rider shall be given by the person authorized to give such direction under the terms of the Plan. We shall be under no obligation to act until We receive such direction.

12.2.Small Benefits. We shall make a payment equal to the sum of the Guaranteed Withdrawal Market Value and the net actuarial value of Our guarantee to the Participant B[or Eligible Spouse] under this Rider if:

a.the A[Annual Guaranteed Withdrawal Amount] at the Guaranteed Withdrawal Lock-In Date is less than any minimum A[Annual Guaranteed Withdrawal Amount] required by Us in this Rider; or
b.the Plan requires the Participant’s B[or Eligible Spouse’s] Plan account balance to be distributed without the Participant’s B[or Eligible Spouse’s] consent, other than distributions intended to comply with requirements of Section 401(a)(9) of the Code or regulations thereunder, and such amount is not transferred directly to a contract in accordance with Section 9 of this Rider.

In such event, the Participant’s B[or Eligible Spouse’s] Guaranteed Withdrawal Account will be cancelled and no further benefits will be provided to the Participant B[or Eligible Spouse] under this Rider.

12.3.Required Minimum Distributions. As of the last Valuation Date in each calendar year I[following the Guaranteed Withdrawal Lock-In Date / beginning with the calendar year immediately preceding the calendar year of the Guaranteed Withdrawal Lock-In Date] (each the “RMD Calculation Date”), We will determine, following Our established and published procedures that have been communicated to You, the amount a Participant B[or Eligible Spouse] would need to take as a Withdrawal to comply with the requirements of Section 401(a)(9) of the Code applicable to distributions over the life of the Participant, life of a designated beneficiary, or over the lives of the Participant and a designated beneficiary, during the next following calendar year (each the “RMD Payment Year”).

Each such amount shall be based on the assumption that J[the sum of] the Guaranteed Withdrawal Market Value J[and the net actuarial value of Our guarantees under this Rider to the Participant B[or Eligible Spouse]] is the Participant’s B[or Eligible Spouse’s] entire account balance under the Plan. If the required minimum distribution (RMD) amount determined using these assumptions exceeds the A[Annual Guaranteed Withdrawal Amount] on the RMD Calculation Date, then the difference between such RMD amount and the A[Annual Guaranteed Withdrawal Amount] shall be the “RMD Value.” Withdrawals taken in the RMD Payment Year shall be treated as Excess Withdrawals only to the extent they exceed the sum of the Annual Guaranteed Withdrawal Amount and the RMD Value. Any RMD Value remaining at the end of each RMD Payment Year shall expire and not increase the RMD Value in any subsequent RMD Payment Year.

12.4.Misstatements and Corrections. For purposes of this Rider, if We discover that the Participant’s B[or Eligible Spouse’s] age or spousal status pertaining to Our guarantees under this Rider was misstated, or We discover a clerical error, We will adjust the benefit and any fees on an actuarially equivalent basis.

12.5.Prudential Phone Number. For information and assistance, You may contact Us at Our toll-free number: K[877-778-2100].

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SEPARATE ACCOUNT APPENDIX

AVAILABLE SUB-ACCOUNT PORTFOLIOS. The following portfolios are available as Sub- accounts of the Separate Account.

L[Prudential Asset Allocation Fund – a series of Prudential Investment Portfolios, Inc.]

GA-2020-TGWB-REG-2014
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